Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in Registration Statement No. 333-132795 and 333-143274 on Form S-8 and Registration Statement No. 333-138652 and No. 333-159656 on Form S-3 of our report dated March 10, 2009, except as to notes 25 and 26 which are as of May 22, 2009, relating to the consolidated financial statements of Telesat Holdings Inc. (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Difference relating to changes in accounting principles) appearing in this Current Report on Form 8-K of Loral Space & Communications Inc.
/s/ DELOITTE & TOUCHE LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Canada
June 8, 2009